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                               [LOGO] EXHIBIT 5.1


54, rue la Boetie
75411 Paris Cedex 08
France
Tel.: +33(0) 1 40 76 10 10
Fax:  +33(0) 1 40 76 14 00

                                              Securities and Exchange Commission
                                              450 Fifth Street, N.W.
                                              Washington, DC 20549

                                              August 12, 2002


RE:      TELERA, INC. 1998 STOCK OPTION PLAN

Ladies and Gentlemen:

I am the Deputy General Counsel of Alcatel (the "Company"). In that capacity, I have acted as counsel to the Company in connection with the Amended and Restated Agreement and Plan of Merger dated July 18, 2002 (the "Amended Merger Agreement") among the Company, a wholly owned subsidiary of the Company and Telera, Inc. On May 22, 2002, the parties had entered into an Agreement and Plan of Merger which was superceded by the Amended Merger Agreement. As part of the acquisition, options granted under the Telera, Inc. 1998 Stock Option Plan (the "Plan") will become options to purchase Class A shares, nominal value EURO 2 of the Company (the "Class A Shares") based on the exchange ratio in the Amended Merger Agreement. In that regard, the Company is filing a registration statement on Form S-8 to register 341,253 Class A Shares (the "Option Shares"), which may be represented by the Company's Class A American Depositary Shares that are quoted on The New York Stock Exchange ("ADSs").

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

On the basis of the foregoing, I am of the opinion that the Option Shares have been duly authorized and will, when issued in accordance with the Amended Merger Agreement and the Plan, be validly issued, fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the Republic of France, and I express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely for your benefit in connection with the registration of the offering, sale and delivery of the Option Shares, which may be represented by ADSs, in the United States pursuant to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). I hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission to register the Option Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder.

Very truly yours,



/s/ Antoine Courteault
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    Antoine Courteault